UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 7, 2004

TERRA INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Maryland	1-8520	52-1145429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Terra Centre 600 Fourth Street, P.O. Box 6000 Sioux City, Iowa	51102-6000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(712) 277-1340

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On October 8, 2004, Terra Industries Inc. (the “Company”) announced the private offering of $100 million of its 4.25% Series A Cumulative Convertible Perpetual Preferred Shares (the “Series A Preferred Shares”). The Series A Preferred Shares are convertible into common shares of the Company or exchangeable at the option of the Company for convertible subordinated debentures. The Company plans to use the net proceeds of the private offering to redeem up to 35% of its existing 11 1/2% Second Priority Senior Secured Notes due 2010. Any excess proceeds from the private offering will be used for general corporate purposes.

On October 7, 2004, the Company entered into a Purchase Agreement with Citigroup Global Markets Inc., as representative, and the initial purchasers named on Schedule 1 thereto (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Company sold $100 million of its Series A Preferred Shares to the initial purchasers. The Purchase Agreement also grants the initial purchasers of the Series A Preferred Shares a 30-day option to purchase an additional $20 million of such shares. The Company estimates net proceeds from the offering of approximately $95.6 million (after deducting the initial purchasers’ discount of 3.5%, plus related expenses). The Series A Preferred Shares were sold within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act. The closing date of the offering is scheduled to occur on October 15, 2004.

The Purchase Agreement contains typical representations and warranties made in connection with an institutional private offering and provides that the Company shall indemnify the initial purchasers against claims and losses arising out of, or based on, any untrue statement or alleged untrue statement, omission or alleged omission of material fact contained in the offering memorandum for the Series A Preferred Shares.

The Series A Preferred Shares have an issue price of $1,000 per share and pay cumulative annual dividends of $42.50 per share. Dividends on the Series A Preferred Shares are paid quarterly in arrears when and if declared by the Company’s board of directors. Dividends will be paid in cash or in common shares of the Company on the basis of a 360-day year consisting of twelve 30-day months. Dividends accumulate from the date of issuance. The Series A Preferred Shares have a liquidation preference of $1,000 per share, plus accumulated and unpaid dividends. Holders of Series A Preferred Shares do not have voting rights except in certain circumstances with respect to the failure to pay dividends or the failure to pay the repurchase price following a “fundamental change.”

The Series A Preferred Shares are not redeemable by the Company and may be converted at any time, at the option of the holder, into 100.4016 common shares of the Company. On or after December 20, 2009, the Company may cause the Series A Preferred Shares to be automatically converted into that number of common shares that are issuable at the then prevailing conversion rate only if the closing price of Terra common shares exceeds 140% of the then prevailing conversion price for 20 trading days during any consecutive 30 trading day period.

At anytime after the date of issuance, subject to certain restrictions, the Company has the right to require the holders of the Series A Preferred Shares to exchange such shares for convertible subordinated debentures having an aggregate principal amount equal to the aggregate liquidation preference of the Series A Preferred Shares and having a conversion rate and interest rate equal to the conversion rate and dividend rate for the Series A Preferred Shares. The convertible subordinated debentures mature on the thirtieth anniversary of the exchange date.

The form of indenture, attached as exhibit 2 to the Purchase Agreement, shall govern the convertible subordinated debentures upon an exchange of the Series A Preferred Shares. Events of default with respect to the convertible subordinated debentures include a default in payment of principal or interest, the failure to deliver common shares upon conversion, the failure to comply with other agreements of the Company in the indenture governing the convertible subordinated debentures, failure to pay any indebtedness or the acceleration of any such indebtedness by the holders thereof because of a default if the total amount of such indebtedness unpaid or accelerated exceeds $30.0 million or the occurrence of specified events of bankruptcy, insolvency or reorganization affecting the Company debentures.

In connection with the closing of the private offering on or about October 15, 2004 (the “Closing”), the Company entered into a registration rights agreement, dated as of October 7, 2004, with Citigroup Global Markets Inc., as representative, and the initial purchasers named on Schedule 1 thereto (the “Registration Agreement”). Pursuant to the terms of the

Registration Agreement, the Company agreed to to use its best efforts to file a shelf registration statement with respect to the Series A Preferred Shares within 120 days after the Closing. The Company also agreed to use its reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 180 days after the Closing. If the Company fails to file the shelf registration statement on or prior to the 120th day following the Closing, then commencing on the 120th date following the Closing dividends shall accrue on the Series A Preferred Shares at a rate of .25% per annum for the first 90 days from and including such 121st day and .50% per annum thereafter. Similar penalties apply if the shelf registration statement fails to become effective within 180 days after Closing.

The description above is qualified in its entirety by the Purchase Agreement to be filed with the Company’s next Form 10-K.

ITEM 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TERRA INDUSTRIES INC.

/s/ Mark A. Kalafut
Mark A. Kalafut
Vice President, General Counsel and Corporate Secretary

Date: October 12, 2004

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